Exhibit 99.1
                                                                    ------------

                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            Timothy Kasmoch, CEO
                                                 info@nviro.com   (419) 535-6374
                                                 --------------

   N-Viro International Corporation Completes Equity Funding and Development
                                   Agreements

TOLEDO,  OHIO,  July  7,  2010  - N-Viro International Corporation (OTC Bulletin
Board: NVIC.OB) ("N-Viro"), an environmental technology company that markets an alternative fuel manufacturing technology and agricultural products, announced today it has secured equity funding and has entered into development agreements for the establishment of the first full-scale N-Viro Fuel tm facilities.

Under the terms of a purchase agreement, VC Energy I, LLC ("VC Energy") and N-Viro International Corporation have completed an initial 200,000 share placement of N-Viro common stock at the purchase price of $2.50 per share. Simultaneously with the share purchase, VC Energy also received warrants to purchase N-Viro common stock. On or before September 15, 2010, VC Energy has the option to purchase an additional 400,000 shares under the same terms as the initial closing.

Contemporaneous with the initial placement, N-Viro and VC Energy have also entered into a development agreement that provides the mechanism for the two companies to work together to rapidly develop the first N-Viro Fuel facility. Additionally, this agreement provides VC Energy, in conjunction with N-Viro, the exclusive ability to mutually develop the N-Viro Fuel technology in specific territories, both domestically and internationally.

The proceeds from VC Energy to N-Viro International Corporation for the initial closing are allocated for N-Viro's full scale N-Viro Fuel mobile test facility. N-Viro believes this project will be in operation by the end of the third quarter of 2010. This facility will produce significant quantities of N-Viro Fuel specifically to perform trial test burns and provide further analytical data regarding the N-Viro Fuel process.

N-Viro President and Chief Executive Officer Timothy R. Kasmoch commented, "We are very excited to be able to work closely with VC Energy. Their experience in the development of facilities coupled with the exciting prospects of N-Viro Fuel will solidify our ability to move forward and rapidly develop multiple projects. We anticipate this new relationship will succeed through vigorous development and future growth."

"We have spent the past few years searching for a partner who can fulfill our capital needs and take an active role in the development and growth of N-Viro. Today, we believe we have found such a partner and look forward to a long and beneficial relationship", Mr. Kasmoch concluded.

About  N-Viro  International  (www.nviro.com)
---------------------------------------------
N-Viro International is an environmental and materials operating company that owns patented technologies to convert various types of waste into beneficial alternative fuel products, including the renewable biofuel N-Viro Fuel tm and N-Viro Soil tm.. Its renewable biofuel technology, N-Viro Fuel , has received alternative energy status from the U.S. Environmental Protection Agency, which qualifies the technology for renewable energy incentives. N-Viro International operates processing facilities independently as well as in partnership with municipalities.

N-Viro  maintains  a  web  site  at  www.nviro.com, where interested parties can
                                     -------------
follow the progress of the Company. N-Viro will continue to routinely post press releases on the site and encourages stockholders and interested parties to monitor the site on a regular basis.


Special  Cautionary  Note  Regarding  Forward-Looking  Statements
-----------------------------------------------------------------
The Company cautions that words used in this document such as "expects," "hopes", "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein. For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control. Further, the Company's ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance. The Company's ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations - including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N-Viro Soil or N-Viro Fuel. In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source. All of these factors, and other factors, will affect the profitability of the Company. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports, including its Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.